Exhibit 99.1

Quantum Computing, Inc. Announces Retirement of Chief Executive Officer and President Dr. William McGann

Dr. Yuping Huang Named Interim CEO and President

HOBOKEN, NJ – April 16, 2025 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, integrated photonics and quantum optics technology company, today announced that the Chief Executive Officer (CEO) and President, Dr. William McGann, 67, has notified the Board his intention to retire effective May 12, 2025, after a distinguished career in the technology sector. As part of the succession plan, the Company’s Board of Directors (the “Board”) named Dr. Yuping Huang as Interim CEO and President. The Board has formed a committee that will work with an executive search firm to select a new CEO.

Dr. McGann first joined QCi as a member of the board of directors in September 2021 and transitioned to Chief Operating and Technology Officer in January 2022. Since February 2024, he served as CEO and President, where he spearheaded the launch of the Company’s Dirac-3 quantum optimization machine, promoted the commercialization of the Company’s core technology, and led the development of QCi’s chip foundry initiative. Prior to QCi, Dr. McGann served as the Chief Technology Officer for the Security, Detection and Automation business at Leidos Corporation. Previously, he founded Ion Track Instruments, an explosives trace detection company, and held leadership roles as the Chief Technology Officer for GE Security, VP of Engineering for United Technologies Fire and Security business, CEO and board member of Implant Sciences Corp., and the Chief Technology Officer at L3Harris Aviation Security and Detection business.

Speaking on behalf of the Board, Dr. Yuping Huang, Chairman of the Board and Chief Quantum Officer, commented, “Bill has been an outstanding leader, guiding QCi through a period of substantial progress, particularly in launching new products, expanding our marketing and sales teams, completing the construction of our chip foundry, and strengthening our financial position. We are grateful for his contributions and the strong foundation he has built for the company’s future.”

Reflecting on his decision to retire as CEO, Dr. McGann stated, “It has been an honor to lead QCi alongside such a dedicated team. Together, we’ve made strides in advancing the Company’s mission and delivering quantum technologies that address real-world problems today. I’m deeply grateful to our employees, shareholders, and partners, and I look forward to continuing to watch the Company’s journey of putting photons to work.”

Dr. Yuping Huang brings over 20 years of pioneering research and leadership in quantum and optics technology. He currently serves as Chairman of the Board and Chief Quantum Officer for QCi, where he leads the development of the Company’s advanced quantum technologies and product roadmap. Prior to QCi, Dr. Huang founded QPhoton, Inc., a company focused on commercializing quantum devices that QCi acquired through a merger in June 2022. He is also the founding director of the Center for Quantum Science and Engineering and the Viola W. and Elbert C. Brinning Endowed Professor at Stevens Institute of Technology. Earlier in his career, he served as a research faculty member and principal investigator at Northwestern University. Dr. Huang has successfully led a portfolio of quantum research initiatives totaling over $40 million in funding from the Department of Defense, the National Science Foundation, NASA, and the Department of Energy, as well as private sector partners. He earned his Ph.D. in quantum atomic, molecular, and optical (AMO) physics in 2009. Contracting with the US government will be a substantial part of Dr. Huang’s focus as he leads QCi into the future.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, integrated photonics and quantum optics technology company that provides accessible and affordable quantum machines to the world today. QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

qci@imsinvestorrelations.com